NEWS RELEASE
TSX: SCY
July 20, 2017
NR 17-6
www.scandiummining.com

SCY Announces Common Share Private Placement
for a Total Of C$1,088,500 in Proceeds

Reno, Nevada – July 20, 2017 – Scandium International Mining Corp. (the "Company" or "SCY") (TSX: SCY) announces that it has received subscription agreements for a total of 3,628,333 common shares at a price of C$0.30 per share for a total of C$1,088,500 in gross proceeds. The Company will not be paying any finders' fees on the transaction. A portion of the placement (3%) was sold to a director of the Company. Completion of the private placement is subject to approval by the Toronto Stock Exchange.

The proceeds from the financing will be used for general working capital, and specifically for the advancement of the Company's Nyngan Scandium Project in NSW, Australia.

All securities issued under the private placement will be subject to a Canadian hold period expiring four months after the closing date. The securities will also be subject to further restrictions on resale under U.S. federal securities laws.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson, Chief Financial Officer
Tel: 775-233-7328
Email: info@scandiummining.com

The securities offered will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or any state securities laws, and may not be offered or sold within the United States unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.